SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                 R&B, INC.
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                (Name of Registrant as Specified in Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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R&B, INC.

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Notice of Annual Meeting of Shareholders
May 22, 2003
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Dear Shareholder:

        The Annual Meeting of Shareholders of R&B, Inc. (the "Company"), a Pennsylvania corporation, has been called and will be held at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103 on Thursday May 22, 2003 at 8:30 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

        I. Election of six directors for the ensuing year.

        II. Any other business as may lawfully come before the Annual Meeting.

        The Board of Directors has fixed the close of business on March 17, 2003, as the record date for determining the Shareholders of the Company entitled to notice of and to vote at such meeting and any adjournment thereof.

        Whether or not you intend to be present at the Annual Meeting, please date, sign and mail the enclosed proxy card in the envelope provided or, if available, use Internet or telephone voting. Use of Internet or telephone voting will save the Company money. Instructions for using the internet or telephone voting, if available, are included on the enclosed proxy card. You are cordially invited to attend the Annual Meeting and your proxy will not be used if you are present and prefer to vote in person.


                               By Order of the Board of Directors

                               /s/ Barry D. Myers

                               BARRY D. MYERS
                               Senior Vice President, General Counsel and
                               Assistant Secretary

Colmar, Pennsylvania
April 22, 2003



IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND PROMPTLY RETURNED. IF AVAILABLE, PLEASE USE INTERNET OR TELEPHONE VOTING WHICH WILL SAVE YOUR COMPANY MONEY.

                                            R&B, INC.

                                      3400 East Walnut Street
                                    Colmar, Pennsylvania  18915
                                -----------------------------------

                                          Proxy Statement
                                 ---------------------------------

        This Proxy Statement and accompanying proxy card are for the solicitation of proxies by the Board of Directors (the "Board") of R&B, Inc., a Pennsylvania corporation (the "Company"), for its use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday May 22, 2003 at 8:30 a.m., Eastern Daylight Savings Time, and any adjournments of the Annual Meeting. The Annual Meeting will be held at the law offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103. This Proxy Statement and proxy card are being mailed to shareholders of the Company on or about April 22, 2002.

        At the Annual Meeting, the holders of record on March 17, 2003 (the "Shareholders") of the Company's Common Stock, par value $.01, will act upon the following matters:

        I. Election of six directors for the ensuing year.

        II. Any other business as may properly come before the Annual Meeting.

        All proxies which are validly completed, signed and returned to the Company prior to the Annual Meeting will be voted in the manner designated. Proxies may be revoked at any time prior to being voted by written notice to the Secretary or by attending the Annual Meeting and voting in person. If no instructions are given, the persons named in the proxy solicited by the Board intend to vote in favor of the election of the nominees named herein. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote on these matters in accordance with their best judgment.

        The Board has fixed the close of business on March 17, 2003 as the record date (the "Record Date") for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting and any adjournments of the Annual Meeting. As of the close of business on the Record Date, there were 8,558,548 shares of Common Stock, issued and outstanding, each of which is entitled to one vote.

        The election of directors will be determined by a plurality vote and the six nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. An abstention, withholding of authority to vote or broker non-votes will not have the same legal effect as an "against" vote and will not be counted in determining the votes for any nominee or whether any proposal has received the required shareholder vote.

                                       Election of Directors

        The Bylaws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than two nor more than seven directors, which number shall be fixed from time to time by the Board of Directors. Each director shall be elected at the Annual Meeting of Shareholders for a term that expires at the next regular shareholder's meeting and shall hold office for the term for which he was elected and until a successor is elected and has qualified. The Board of Directors has fixed the number of directors to be elected for the ensuing year at six and has nominated the six persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the six nominees named below to constitute the entire Board of Directors.

        All of the nominees are current directors of the Company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxy holders named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

        The following table sets forth certain information as to each nominee for the office of director:

        Name                Age                  Position

Richard N. Berman           46            Chairman of the Board of Directors,
                                          President and Chief Executive Officer

Steven L. Berman            43            Executive Vice President, Secretary-
                                          Treasurer, and Director

George L. Bernstein         71            Director

John F. Creamer, Jr.        72            Director

Paul R. Lederer             63            Director

Edgar W. Levin              70            Director



        Richard N. Berman has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in October 1978.

        Steven L. Berman has been Executive Vice President, Secretary-Treasurer and a Director of the Company since its inception.

        George L. Bernstein has served as a Director since 1991. Mr Bernstein is currently President of George L. Bernstein Consulting, a strategy and succession planning consulting firm. He was Chief Financial Officer of Howard Fischer Associates International, Inc., an executive search firm, from 1994 to 2002. Previously he was Chief Operating Officer of Dilworth, Paxson, Kalish & Kauffman, a law firm in Philadelphia, Pennsylvania that he joined in 1991.

        John F. Creamer, Jr. has served as a Director since 1995. Mr. Creamer is currently President of Distribution Marketing Services, Inc., a marketing consulting firm for the automotive aftermarket located in Phoenix, Arizona. He is a former director and former vice chairman of the Board of Directors of Echlin Corporation, and past president of the Automotive Warehouse Distributors Association (AWDA).

        Paul R. Lederer has served as a Director since 1998. Mr. Lederer is past Executive Vice President of Federal-Mogul Corporation, a global manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. Prior to joining Federal-Mogul, Mr. Lederer was President and Chief Operating Officer of Fel-Pro Incorporated, a private manufacturer of gaskets and related products for the internal combustion engine, which was acquired by Federal-Mogul in 1998. Before joining Fel-Pro, he was a consultant to several automotive parts companies. Mr. Lederer is currently a director of O'Reilly Automotive, an automotive parts retailer, TransPro, Inc., an automotive parts company, icarz.com, an Internet automotive parts system provider, Maximus, Inc., a provider of program management and consultive services to state and local governments, and Vita Food Products, Inc., a speciality foods provider. He also serves on the advisory boards of Richco and Wine Discount Center.

        Edgar Levin has served as a Director since 1991. Mr. Levin is currently President of Ed Levin Associates, a management consulting firm. Prior thereto, from 1984 to 1988, he was Senior Vice President of Paramount Communications, Inc. (Gulf & Western, Inc.), a media and entertainment company.

        None of the above nominees, except for Richard and Steven Berman who are brothers, are related to any other nominee or to any executive officer of the Company.


Board and Committees

        During the fiscal year ended December 28, 2002 the Board held five meetings; each director has attended at least 75% of the meetings of the Board and Committees of which they were a member. The Board of Directors does not have a nominating committee.

        The Executive Committee has general authority over the supervision and direction of the finances and business of the Company and has the power and authority of the Board in the management of the business and affairs of the Company between meetings of the Board. Currently Richard Berman and Steven Berman serve on the Executive Committee. The Executive Committee did not hold any meetings during the fiscal year ended December 28, 2002.

        The Audit Committee is responsible for reviewing reports of the Company's financial results, audits and internal controls. The Committee selects the Company's independent public accountants and reviews their procedures for ensuring their independence with respect to the services performed for the Company. The Audit Committee is composed of outside directors who are not officers or employees of the Company. Currently, George Bernstein, John Creamer, Paul Lederer and Edgar Levin serve on the Audit Committee. The Audit Committee held five meetings in the fiscal year ended December 28, 2002.

        The Compensation Committee is responsible for executive compensation and implementation of the Employee Stock Purchase Plan and the 401(k) Retirement Plan. Currently George Bernstein, John Creamer, Paul Lederer and Edgar Levin serve on the Compensation Committee. The Compensation Committee held one meeting during fiscal year ended December 28, 2002.

        Each director of the Company, who is not also an employee of the Company, receives an annual retainer of $20,000 plus $1,500 for attendance at each meeting of the Board and $1,000 for any Committee meetings with the Chairman of the committee receiving an additional $500. Directors are also eligible for participation in the Incentive Stock Plan.




      The Board Recommends a Vote "For" the Election of the Directors.

                              Executive Compensation and Transactions

        The following table sets forth certain information regarding the annual and long-term compensation for the fiscal years ended December 28, 2002, December 29, 2001 and December 30, 2000, to the Chief Executive Officer and to the four most highly compensated executive officers of the Company serving on December 28, 2002.

                                    Summary Compensation Table

                                                                          Long Term
                                           Annual Compensation           Compensation
                                     ------------------------------     --------------
                                                                          Securities
Name and Principal                                                        Underlying        All Other
Title                      Year      Salary    Bonus (1)   Other (2)        Options      Compensation (3)
--------                   ----      ------    ----- --- - ----- ---        -------      ------------ ---
Richard N. Berman          2002      $400,000    $255,885          $0           0             $8,000
 Chairman of the Board,    2001       400,000     164,583           0           0              6,800
 President and Chief       2000       400,000           0           0           0              6,800
 Executive Officer

Steven L. Berman           2002      $400,000    $255,885          $0           0             $8,000
  Executive Vice President,2001       400,000     164,583           0           0              6,800
  Secretary-Treasurer and  2000       400,000           0           0           0              6,800
  Director

David A. Eustice           2002      $258,702    $244,860          $0           0             $8,000
  Senior Vice President,   2001       248,297     164,583      58,607           0              6,800
  Chief Operating Officer  2000       236,775      20,000           0           0              6,800

Ronald R. Montgomery       2002      $245,090    $244,860          $0           0             $8,000
Senior Vice President,     2001       235,316     164,583           0           0              6,800
  Sales                    2000       216,900      20,000           0           0              6,800

Edward  L. Dean            2002      $233,950    $244,860          $0           0             $8,000
Senior Vice President,     2001       224,620     164,583           0           0              6,800
  Marketing                2000       216,180      20,000           0           0              6,800
----------------------

(1) Annual bonuses received are reported in the year earned, whether paid in that year or in the following year. The 2002 bonus was paid one half on March 21, 2003 with the remaining balance to be paid in six equal payments every three months beginning on May 15, 2003. The executive must be employed on the scheduled date of payment to receive that portion of the bonus.
(2) The Company provides certain perquisites and other personal benefits to its executive officers which, except for Mr. Eustice, are not included in the table since the total to each of the individuals named above did not exceed the lesser of $50,000 or 10% of their respective cash compensation.
(3) "All Other Compensation" includes the estimated contribution to the Company's 401(k) Plan on behalf of each of the named executives.

Incentive Stock Plan

        The Board of Directors has adopted, and the Company's shareholders have approved, an Incentive Stock Plan (the "Plan"), the purpose of which is to recognize the contributions made to the Company by its employees, consultants, advisors and members of its Board of Directors, to provide these individuals with additional incentives to devote themselves to the Company's future success and to improve the Company's ability to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend.

        The Plan is administered by the Board of Directors, or by a committee designated by the Board of Directors. The aggregate maximum number of shares of Common Stock available for awards under the Plan is 1,172,500 shares (subject to adjustments to reflect changes in the Company's capitalization). Awards under the plan may be made to all employees, consultants, advisors and directors of the Company, although no director may receive awards for more than 10% of the shares reserved for issuance under the Plan.

        Options granted under the Plan may be either incentive stock options ("ISOs") or non-incentive stock options ("NSOs") (together, the "Options"). ISOs are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Unless the Option is specifically designated at the time of grant as an ISO, Options under the Plan will be NSOs.

        The exercise price of the ISOs will be at least 100% of the fair market value of the shares of Common Stock on the date the Option is granted, or, at least 110% of the fair market value of the shares of Common stock on the date the Option is granted if the recipient owns, directly or by attribution under
Section 425(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. The option price for NSO will be set at the discretion of the Board of Directors, and may be less than, greater than or equal to the fair market value of a share on the date of the grant. The maximum term of an Option granted under the Plan shall not exceed
(i) ten years from the date of grant, or (ii) in the case of an ISO, five years from the date of grant if the recipient on the date of grant owns, directly or by attribution under Section 425(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary.

         As of December 28, 2002 options, net of cancellations, have been granted to approximately 75 persons to purchase up to an aggregate of 790,179 shares of common stock (435,993 shares are presently exercisable) at prices ranging from $1.00 to $9.63 and 60,189 shares have been exercised.



                                      Option Grants in 2002

        With respect to the executive officers named in the Summary Compensation Table, no stock option or stock appreciation rights were granted in 2002.

                  Aggregated Option Exercises in 2002 and Year-End Option Values

        The following table shows information with respect to the exercise of stock options during 2002 by each of the named executive officers and the value of the exercisable options on December 28, 2002.

                                                Number of Securities     Value of Unexercised In-the-
                       Shares       Value      Underlying Unexercised           Money Options
                    Acquired on    Realized      Options at Year-End          at Year-End ($) (1)
                                                 ------- -- --------          -- -------- --- ---
Name                  Exercise        ($)     Exercisable Unexercisable   Exercisable Unexercisable
----                  --------        ---     ----------- -------------   ----------- -------------
Mr. Eustice                    0           0      70,143          26,286        597,600       198,940
Mr. Montgomery                 0           0      45,000          20,000        369,050       141,800
Mr. Dean                       0           0      40,000          15,000        333,600       106,350
--------------------

(1) The "Value of Unexercised In-the-Money Options at Year-End" is equal to the difference between the option exercise price and the Common Stock's December 28, 2002 closing price of $10.09 per share as reported on the NASDAQ National Market System.

Employee Stock Purchase Plan

        The Board of Directors has adopted, and the Company's shareholders have approved, the 1992 Employee Stock Purchase Plan (the "1992 Plan") the purpose of which is to advance the interests of the Company, its shareholders and employees by encouraging its employees to acquire a vested interest in the growth and earnings of the Company.

        Under the 1992 Plan, a committee appointed by the Board consisting initially of a minimum of two and a maximum of seven members of the Board will administer the 1992 Plan (the "Committee"). The aggregate maximum number of shares of Common Stock available for grants under the 1992 Plan is 300,000 shares, (with suitable adjustments to reflect changes in the Company's capitalization). Grants under the 1992 Plan may be made to all employees of the Company, although no employee may receive such a grant if immediately after the grant he would own more than 5% of the Company's Common Stock or which, at the date the option is granted, would permit such person's rights to purchase stock under the 1992 Plan and all other employee stock purchase or option plans of the Company, or its parent or subsidiaries, if any, to accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time such option is granted) for each year such option is outstanding.

        If the Committee decides to issue options pursuant to the 1992 Plan, options must be granted to all employees of the Company who have been employed for at least ninety days, other than those employees whose customary employment is 20 hours or less per week and those employees whose customary employment is for not more than five months in any calendar year. All options will expire on the last day of the fiscal year during which the option was granted. The option price will equal 85% of the fair market value of the shares on the date of exercise.

        The 1992 Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, an employee who is granted an option under the 1992 Plan will not realize income at either the time of grant of the option, or upon exercise of the option. If an employee disposes of shares acquired upon exercise of an option after two years from the date of grant of such option and after one year from the date of exercise of such option, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of
(i) the excess of the fair market value of such shares at the time of disposition over the exercise price or (ii) the excess of the fair market value of such shares at the time the option was granted over the exercise price. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be long-term capital gain or loss. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

        If any employee disposes of the shares purchased under the 1992 Plan within such two year and one year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the exercise price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two year or one year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as compensation as a result of such disposition.

        The Board of Directors may modify or amend the 1992 Plan in any way which will not destroy the status of the 1992 Plan as a qualified employee stock purchase plan as defined in Section 423 of the Code, but no such amendment or modification may affect options granted under the 1992 Plan prior to the date of such amendment or modification.

        As of December 28, 2002, no options were outstanding but optionees had exercised rights during 2002 to purchase 1,652 shares at prices ranging from $6.16 to $8.34 for total net proceeds of $12,000.


401(k) Retirement Plan

        On January 1, 1992, the Company adopted the amended and restated R&B, Inc. 401(k) Retirement Plan and Trust (the "401(k) Plan"), a defined contribution discretionary profit-sharing plan. The 401(k) Plan is administered by the Company and is available to all employees once they have met certain age and service requirements. Individual accounts are maintained for the cash contributions made on behalf of each eligible employee and each eligible employee has a choice of investment options from among a variety of mutual funds and professionally managed accounts as to the contributions to his account. There are two types of contributions to the 401(k) Plan: (1) an employee can make a voluntary contribution of the employee's compensation which is deducted by the Company from the employees normal compensation (legal limitations may restrict the maximum voluntary contribution by an employee in any given year); and (2) the Company may make discretionary contributions, in cash, common stock or a combination thereof, which is allocated among the participants based on the employee's annual compensation compared to the total annual compensation of all eligible employees.

        Benefits are payable at age 65 (normal retirement), total disability, death, or upon early employment termination. There are vesting requirements for the Company's contributions, but not for the employee's voluntary contributions. The vesting schedule provides for twenty percent vesting each year after one year of service, with one hundred percent vesting at six years or more.

        For the fiscal year ended December 28, 2002, the Company contributed an amount equal to four percent of each eligible employee's annual compensation (with certain limitations to highly compensated employees). The Company's contribution will be funded three and one half percent in cash and one half of one percent in Company common stock.

  Management Compensation Policy Committee Report on Executive Compensation

        The current members of the Compensation Committee are George Bernstein, John Creamer, Paul Lederer and Edgar Levin.

        This report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

General

        The Compensation Committee is composed of four directors, Edgar W.Levin, Chairman, George L. Bernstein, John F. Creamer and Paul R. Lederer. The committee is responsible for setting and administering executive officer salaries, bonuses and other employee benefits.

Policy

        The Company's compensation philosophy reflects a commitment to compensate executives competitively with other companies in the industry while rewarding specific executives for achieving levels of operational excellence and financial returns which insure positive short and long-term business performance and continual growth in shareholder value. The Board of Directors believes that the Company's overall compensation program must be competitive in order to attract and retain the qualified individuals necessary to manage the Company and address the significant challenges facing the Company and the industry.

Base Salary

        The Committee establishes base salaries annually upon recommendation of the Chief Executive Officer taking into consideration independent compensation studies prepared periodically on behalf of the Committee. The Committee desires that overall compensation reflect the performance of each individual executive over time. Base salaries are set at levels subjectively determined by the Committee to adequately reward and retain capable executives, including the Chief Executive Officer, without targeting any specific quartile of the compensation survey data for total compensation or any component of total compensation. The Committee considers the importance of and skills required in a particular executive position in establishing base salary.

Bonuses

        The Committee has established a discretionary bonus plan for the Chief Executive Officer and the Executive Vice President based upon the Company meeting various annual financial targets. The bonuses to be awarded to all other executive officers of the Company are based upon the Company meeting various financial targets in addition to each such officer's contribution, responsibility and performance during the year, and thus are both objective and subjective in nature. In formulating its recommendation for the bonuses of such other executive officers of the Company, the Committee considers, among other things, the evaluation of the Chief Executive Officer with regard to the contribution, responsibility and performance of the executive officer in question and his views on the appropriate compensation level of such executive officer.

Long-Term Incentives

        Long-term incentives offered by the Company are based on incentive stock options. Incentive stock options are awarded to the Chief Executive Officer and the other executive officers by the Committee based upon the recommendation of the Chief Executive Officer, taking into consideration the responsibility of each executive officer, the financial performance of the Company and such other factors as it deems appropriate, consistent with the Company's compensation policies.

However, the Committee has not established specific target awards governing the receipt, timing or size of option grants. Thus, determinations with respect to the granting of stock options are subjective in nature.

Chief Executive Officer Compensation

        The compensation of Richard Berman, Chairman of the Board , Chief Executive Officer and President, is determined as set forth above. Mr. Berman received a base salary of $400,000 in 2002. The Committee granted Mr. Berman a bonus for 2002 of $255,885.

Conclusion

        The Committee is satisfied that the short-term and long-term compensation paid to the executive officers of the Company create alignment with the Company's strategic objectives and ensure that payouts are driven by Company performance and employee contribution to the Company.

        The foregoing report has been furnished by:

               Edgar W. Levin, Chairman
               George L. Bernstein
               John F. Creamer
               Paul R. Lederer


         Compensation Committee Interlocks and Insider Transactions


        Richard Berman and Steven Berman receive a salary set by the Compensation Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own salary. Richard Berman and Steven Berman are partners in the Berman Real Estate Partnership.

Leases of Real Property: The Company leases its Colmar, Pennsylvania and Carrollton, Georgia facilities from two partnerships of which Richard Berman, Steven Berman, their father, Jordan Berman, and their brothers, Marc Berman and Fred Berman, are partners. Under the lease for the Pennsylvania property, the Company paid rent of $3.51 per square foot ($1.2 million per year) in 2002. Under the lease for the Georgia property, the Company paid rent of $2.72 per square foot ($0.27 million per year) in 2002. The rents payable on both the Pennsylvania and Georgia properties are adjusted on January 1 of each year to reflect annual changes in the Consumer Price Index for All Urban Consumers - U.S. City Average, All Items. The leases for the Pennsylvania and Georgia properties are "net" leases, under which the Company is responsible for all expenses attributable to the leased properties (including maintenance and repair) and for the conduct of its operations in compliance with all applicable laws and regulations. The Pennsylvania lease was extended and will expire on December 31, 2007. The Company was not using the Georgia facility and the partnership sold the property to an unrelated third party on April 15, 2003. As part of that sale, the Company paid to the partnership a lease termination fee of $200,000, and was released from the lease on April 15, 2003. In the opinion of management, the terms of these leases and the lease termination agreement are no less favorable than those which could have been obtained from an unaffiliated party.

Transactions with Service Champ, L.P.: Service Champ is a privately held limited partnership engaged in the sale and distribution of automotive service parts primarily to quick lube centers. Richard Berman and Steven Berman hold a minority interest in Service Champ. Service Champ purchased approximately $112,000 of products in 2002 from the Company at prices which are at least as favorable as those the Company would receive in arm's-length transactions with unaffiliated parties. The Company purchased approximately $195,000 of products in 2002 from Service Champ at prices which are at least as favorable as those the Company would receive in arm's-length transactions with unaffiliated parties.

Affiliate Loans and Guaranties: The Pennsylvania property referred to above is being purchased by the partnership from the Montgomery County Industrial Development Corporation ("MCIDC") under an installment sale agreement. MCIDC has, in turn, borrowed approximately $2.0 million from First Union National Bank ("First Union") and approximately $1.2 million from the Pennsylvania Industrial Development Authority ("PIDA") to fund in full its purchase and development of the Pennsylvania property. The partnership's payments to MCIDC under the installment sale agreement are required to be at least equal to the principal and interest payable by MCIDC under these two loans, and the Company's rental payments on the Pennsylvania property are required to be at least equal to the partnership's payments under the installment sale agreement with MCIDC. The Company has guaranteed the obligations of the partnership and MCIDC to First Union and of MCIDC to PIDA. The balance of the obligations of the partnership to PIDA and First Union outstanding on December 28, 2002 were approximately $25,000 in total.


                                    Report of Audit Committee

        The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements, reporting process and internal controls. The committee monitors the disclosure and content of the Company's financial statements, the quality of the accounting principles used, and the independent audit process. It reviews the adequacy of the Company's internal controls, and selects the Company's independent certified public accountants. The Committee operates pursuant to a written charter that was adopted by the Board of Directors in May, 2000 (the "Charter"). The Board of Directors has determined that all members of the Committee are "independent" and "financially literate," and at least one member of the Committee has accounting or financial expertise as the Board of Directors has interpreted such qualifications in its business judgment, all as required by the applicable NASDAQ listing standards.

        In March 2003, the Audit Committee met with management and the independent auditors to review and discuss the audited financial statements for the year ended December 28, 2002. The Audit Committee also conducted discussions with its independent auditors, KPMG, LLP ("KPMG"), regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and a confirming letter from KPMG regarding its independence and has discussed with KPMG its independence. The Audit Committee also considered the non- audit services provided by KPMG set forth below in their review of KPMG's independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 28, 2002.


        The foregoing report has been furnished by:

        George L. Bernstein, Chairman
        John F. Creamer, Jr.
        Paul R. Lederer
        Edgar W. Levin



                      Audit and Non-Audit Fees Paid To Independent Auditors

         During the fiscal year ended December 28, 2002, the fees, billed or to be billed, for the audit and review of the Company's consolidated financial statements by KPMG, LLP were $141,800. All other fees paid or payable by the Company for services other than the consolidated financial statement audit and review services performed by KPMG, LLP during fiscal year 2002 were $99,700 and related to tax preparation services and other audit-related fees, including an employee benefit plan. KPMG, LLP did not perform any other professional services during fiscal year 2002.

                               Beneficial Ownership of Common Stock

        The following table sets forth the beneficial ownership of the Company's Common Stock as of March 17, 2003 by (i) each director and nominee, (ii) each person known by the Company to be the beneficial owner of five percent or more of the Common Stock, (iii) each executive officer named in the summary compensation table below, and (iv) all directors and executive officers as a group.

    Name of Beneficial Owner         Amount and Nature of            Percentage of
      or Identity of Group         Beneficial Ownership (1)        Outstanding Shares
      ---------------------        ------------------------       -------------------
Steven L. Berman (2)(3)(4)(5)                   1,187,826                     14.0%
Richard N. Berman (2)(3)(4)(5)                  1,142,186                     13.5%
Jordan S. Berman (2)(6)                           810,076                      9.6%
Dimensional Fund Advisors, Inc.(7)                590,700                      6.8%
FleetBoston Financial Group, Inc.(8)              590,108                      6.8%
T. Rowe Price Associates, Inc. (9)                400,000                      4.6%
Fred B. Berman (2)(10)                            381,136                      4.5%
Marc H. Berman (2)(10)                            381,136                      4.5%
David A. Eustice                                   75,648                      *
Ronald R. Montgomery                               49,426                      *
Edward L. Dean                                     46,713                      *
Paul R. Lederer                                    11,000                      *
Edgar W. Levin                                      9,000                      *
John F. Creamer, Jr.                                6,000                      *
George L. Bernstein                                 3,000                      *
Executive officers and directors as a
group (11 persons)(4)                               2,635,531                 30.79%
------------------------
* Less than 1%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of March 17, 2003. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Fractional shares are rounded to the closest whole number. (2) Pursuant to an agreement among Richard Berman and Steven Berman, their father Jordan Berman, and their brothers, Fred Berman and Marc Berman, each of them has granted the others rights of first refusal, exercisable on a pro rata basis or in such other proportions as the exercising shareholders may agree, to purchase shares of Common Stock of the Company which any of them, or upon their deaths their respective estates, proposes to sell to third parties. The Company has agreed with these shareholders that, upon their deaths, to the extent that any of their shares are not purchased by any of these surviving shareholders and may not be sold without registration under the 1933 Act, the Company will use its best efforts to cause those shares to be registered under the 1933 Act. The expenses of any such registration will be borne by the estate of the deceased shareholder.
(3) Does not reflect 457,997 shares of common stock held by the R&B, Inc. 401(k) Retirement Plan for which Richard Berman and Steven Berman are trustees. (4) Does not reflect approximately13,359 shares of common stock to be issued as part of the 2002 contribution for all eligible employees under the R&B, Inc. 401(k) Retirement Plan for which Richard Berman and Steven Berman are trustees. The shares will be allocated to all eligible employees in proportion to their annual income. The number of shares to be allocated to Richard Berman, Steven Berman, David Eustice, Ronald Montgomery, Edward Dean and all officers and directors as a group are approximately 99 shares, 99 shares, 99 shares, 99 shares, 99 shares and 692 shares, respectively.

(5) Address of this shareholder is c/o R&B, Inc. P.O. Box 1800, Colmar, Pennsylvania 18915. (6) Address of this shareholder is P.O. Box 474, Springhouse, Pennsylvania 19477. (7) Based upon a Schedule 13G filed on February 11, 2003 by Dimensional Fund Advisors, Inc. ("Dimensional"). The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401
(8) Based upon a Schedule 13G filed on February 14, 2003 by FleetBoston Financial Group, Inc. ("Fleet"). The principal address of Fleet is One Hundred Federal Street, Boston, Massachusetts 02210. (9) Based upon a Schedule 13G filed on February 13, 2003 by T. Rowe Price Associates, Inc. ("T. Rowe Price"). The principal address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202. (10) Address of this shareholder is c/o Service Champ, LP 180 New Britain Blvd., Chalfont, Pennsylvania 18914.

                                         Filing Disclosure

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers and to furnish the Company copies.

        Based on its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that, during the last fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                            Shareholder Return Performance Presentation

        Set forth below is a line graph comparing, for the period from December 26, 1998 to December 28, 2002, the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the NASDAQ Market Index and the Automotive Parts and Accessories Peer Group index. The graph assumes $100 invested on December 27, 1997 in the Company's Common Stock and each of the indices, and that the dividends were reinvested when and as paid. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the companies included are weighted according to the stock market capitalization of such companies.

                                    Comparison of Total Return
                            R&B, Inc. Common, NASDAQ Market Index and
                         Automotive Parts & Accessories Peer Group Index*



MEASUREMENT                    NASDAQ
PERIOD          R&B, INC.   TOTAL RETURN   AP&A PEER GROUP

12/27/97         100.00          100.00        100.00
12/26/98          82.28          141.04        102.04
12/25/99          47.47          248.76         86.44
12/30/00          16.77          156.35         69.54
12/29/01          70.38          124.64         87.76
12/28/02         102.18           86.94         78.26

---------------
* Automotive Parts & Accessories Peer Group is comprised of 65 public companies and the information was furnished by Media General Financial Services.

                                       Shareholder Proposals

        Proposals by shareholders to be presented at the Company's meeting to be held in 2004 must be received by the Company no later than December 26, 2003 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.


                                          Annual Report

        A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 28, 2002 is being furnished concurrently with this Proxy Statement to all persons who were Shareholders on the Record Date. The Annual Report should not be regarded as proxy soliciting material.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 2002 CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO R&B, INC. 3400 EAST WALNUT STREET, COLMAR, PENNSYLVANIA 18915, ATT: BARRY D. MYERS, ASSISTANT SECRETARY.



                                      Solicitation of Proxies

        All expenses incurred in connection with the solicitation of the enclosed proxy card will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telephone, telegraph or personal call if proxies are not received in a timely fashion. The Company has requested that brokers and nominees who hold stock in their names furnish this proxy material to their customers; the Company will reimburse these brokers and nominees for their out-of-pocket and reasonable expenses.

        Although it is not anticipated, the Company reserves the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. The Company estimates that it would be required to pay such firm fees ranging from $5,000 to $10,000 plus out-of-pocket expenses.



                                  Independent Public Accountants

        The accounting firm of KPMG, LLP acted as the Company's independent public accountants for the fiscal year ended December 28, 2002 and has been selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending December 27, 2003. A representative of KPMG, LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.



                                           Other Matters

        As of the date of this Proxy Statement, no other matter is known which will be brought before the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, 45 days before the meeting, are to be presented for approval at the meeting (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.


                               By Order of the Board of Directors

                               /s/ Barry D. Myers

                               BARRY D. MYERS
                               Senior Vice President, General Counsel and
                               Assistant Secretary
Colmar, Pennsylvania
April 22, 2003